AeroVironment, Inc. Announces Fiscal 2010 Second Quarter Results

MONROVIA, CA, December 8, 2009 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its second quarter ended October 31, 2009.

“The initiation of digital Raven deliveries at the end of our second quarter marked a milestone for our business and our customers,” said Tim Conver, AV chairman and chief executive officer. “Digital Raven systems provide more capability to support and protect ground forces, including those operating in difficult environments such as Afghanistan. We are confident in our ability to meet the strong customer demand for these systems during the second half of our fiscal 2010 and beyond, and reiterate our guidance of 18% to 22% full year revenue growth over last year. The production of digital Raven systems, combined with the progress we made on Switchblade and Global Observer, and the increased interest we saw in electric vehicle infrastructure, position us well for near term execution and multiple, potentially significant long term growth opportunities.”

Second Quarter Summary:

•	Revenue of $51.4 million

•	Operating margin of 7%

•	Earnings per diluted share of $0.10

FISCAL 2010 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2010 was $51.4 million, down 22% from second quarter fiscal 2009 revenue of $65.8 million. The decrease in revenue resulted from lower sales in our Unmanned Aircraft Systems (UAS) segment of $12.8 million and Efficient Energy Systems (EES) segment of $1.6 million.

Income from operations for the second quarter of fiscal 2010 was $3.4 million, down 72% from second quarter fiscal 2009 income from operations of $12.2 million. The decrease in income from operations was caused by lower gross margin of $5.3 million, higher selling, general and administrative (SG&A) expense of $2.6 million and higher research and development (R&D) expense of $0.9 million.

Net income for the second quarter of fiscal 2010 was $2.2 million, down 76% from second quarter fiscal 2009 net income of $9.1 million.

Earnings per diluted share for the second quarter of fiscal 2010 was $0.10, down 76% from second quarter fiscal 2009 earnings per diluted share of $0.41.

FISCAL 2010 YEAR-TO DATE RESULTS

Revenue for the first six months of fiscal 2010 was $89.3 million, down 25% from the first six months of fiscal 2009 revenue of $119.4 million. The decrease in revenue resulted from lower sales in our UAS segment of $25.5 million and EES segment of $4.6 million.

Loss from operations for the first six months of fiscal 2010 was $2.1 million, down 111% from the first six months of fiscal 2009 income from operations of $19.5 million. The decrease in income from operations was caused by lower gross margin of $15.2 million, higher SG&A expense of $5.0 million and higher R&D expense of $1.3 million.

Net loss for the first six months of fiscal 2010 was $1.4 million, down 110% from the first six months of fiscal 2009 net income of $13.9 million.

Loss per share for the first six months of fiscal 2010 was $0.06, down 110% from the first six months of fiscal 2009 earnings per diluted share of $0.64.

BACKLOG

As of October 31, 2009, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $107.1 million compared to $114.8 million as of April 30, 2009.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 8, 2009, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at (888) 466-4582 (U.S.) or (719) 457-2085 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Tuesday, December 8 at approximately 4:30 p.m. Pacific Time through Tuesday, December 15 at 9:00 p.m. Pacific Time.  Dial (888) 203-1112 and enter the passcode 1762148.  International callers should dial (719) 457-0820 and enter the same passcode number to access the digital replay.

ABOUT AEROVIRONMENT, INC. (AV)

Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  Agencies of the U.S. Department of Defense and allied military services use the company’s hand-launched UAS to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  Commercial and government entities use AV’s clean transportation solutions such as electric vehicle test systems and electric vehicle fast charge systems, as well as its clean energy solutions.  More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Revenue:
Product sales	$19,134	$37,259	$27,363	$62,586
Contract services	32,233	28,520	61,944	56,806
	51,367	65,779	89,307	119,392
Cost of sales:
Product sales	11,083	22,445	16,640	36,803
Contract services	20,635	18,347	42,303	37,019
	31,718	40,792	58,943	73,822
Gross margin	19,649	24,987	30,364	45,570
Selling, general and administrative	10,500	7,855	20,995	15,950
Research and development	5,776	4,896	11,449	10,156
Income (loss) from operations	3,373	12,236	(2,080)	19,464
Other income:
Interest income	50	369	109	910
Income (loss) before income taxes	3,423	12,605	(1,971)	20,374
Provision (benefit) for income taxes	1,207	3,546	(600)	6,506
Net income (loss)	$2,216	$9,059	$(1,371)	$13,868
Earnings (loss) per share data:
Basic	$0.10	$0.43	$(0.06)	$0.67
Diluted	$0.10	$0.41	$(0.06)	$0.64
Weighted average shares outstanding:
Basic	21,348,325	20,959,731	21,332,379	20,833,682
Diluted	21,937,784	21,869,417	21,332,379	21,808,061

AeroVironment, Inc.
Selected Consolidated Balance Sheet Information
(In thousands except share data)

	October 31, 2009	April 30, 2009
	(Unaudited)
Cash and cash equivalents	$98,176	$116,501
Investments	33,314	28,679
Accounts receivable, net	32,279	42,551
Unbilled receivables and retentions	19,916	20,070
Inventories, net	25,106	11,602
Total assets	245,646	253,181
Stockholders’ equity	207,701	207,427
Shares issued and outstanding	21,531,600	21,470,481

Reportable Segment Results are as Follows (Unaudited):
(In thousands)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Revenue:
UAS	$43,690	$56,456	$77,000	$102,532
EES	7,677	9,323	12,307	16,860
Total	51,367	65,779	89,307	119,392
Gross margin:
UAS	15,822	19,946	24,801	36,589
EES	3,827	5,041	5,563	8,981
Total	19,649	24,987	30,364	45,570
Selling, general and administrative	10,500	7,855	20,995	15,950
Research and development	5,776	4,896	11,449	10,156
Income (loss) from operations	3,373	12,236	(2,080)	19,464
Interest income	50	369	109	910
Income (loss) before income taxes	$3,423	$12,605	$(1,971)	$20,374

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Contact:
AeroVironment, Inc.
Steven Gitlin
+1 (626) 357-9983
ir@avinc.com